Exhibit 99.1

SPARK NETWORKS® SPECIAL COMMITTEE

UNANIMOUSLY REJECTS UNSOLICITED PROPOSAL

FROM GREAT HILL EQUITY PARTNERS III, LP

BEVERLY HILLS, Calif., April 6, 2010 — Spark Networks, Inc. (NYSE Amex: LOV), a leading provider of online personals services, announced today that the Special Committee of the Board of Directors of the Company has unanimously rejected the March 2, 2010 proposal by Great Hill Equity Partners III, LP and certain of its affiliates (“Great Hill”) to purchase all of the outstanding shares of common stock of the Company not owned by Great Hill for $3.10 per share and will continue to consider all other strategic alternatives available to the Company.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of online personals communities includes, among others, JDate®.com (www.jdate.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

For more information

Investors:	Brett Zane
+ 1-323-658-3000 ext. 4001 bzane@spark.net

Media:	Arielle Wolin
+ 1-323-658-3000 ext. 4029
awolin@spark.net